Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                         Nine Months Ended Sept. 30   Three Months Ended Sept. 30
                                              2001          2000           2001          2000
                                           ----------    ----------    -----------    -----------
BASIC
Average shares outstanding                 59,979,699    60,733,288     59,958,690     60,283,189
Net (loss) income                            $(42,884)      $44,965       $(30,532)       $ 7,685
     Per share amount                          $(0.71)        $0.74         $(0.51)         $0.13
                                                =====         =====          =====          =====
DILUTED
Average shares outstanding                 59,979,699    60,733,288     59,958,690     60,283,189
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       177,079       180,954        127,972        139,572
                                           ----------    ----------     ----------     ----------
                                           60,156,778    60,914,242     60,086,662     60,422,761
Net income                                   $(42,884)      $44,965       $(30,532)       $ 7,685
     Per share amount                          $(0.71)        $0.74         $(0.51)         $0.13
                                                =====         =====          =====          =====